Exhibit 99.1

CORESITE REPORTS SECOND QUARTER 2012 RESULTS

DENVER, CO — July 26, 2012 — CoreSite Realty Corporation (NYSE: COR), a national provider of powerful, network-rich data centers, today announced financial results for the second quarter ended June 30, 2012.

Quarterly Highlights

•                  Reported second-quarter funds from operations (“FFO”) of $0.37 per diluted share and unit, representing a 2.8% increase over the prior quarter and a 23.3% increase over the prior-year quarter

•                  Reported second-quarter FFO of $17.3 million, representing a 5.7% increase over the prior quarter and a 25.2% increase over the prior-year quarter

•                  Reported second-quarter revenue of $50.6 million, representing a 7.1% increase over the prior quarter and a 19.2% increase over the prior-year quarter

•                  Executed new and expansion data center leases representing $4.6 million of annualized GAAP rent with a weighted-average GAAP rental rate of $177 per net rentable square foot (“NRSF”)

•                  Achieved a 69.6% retention ratio with 1.0% rent growth on signed renewals on a cash basis and 9.2% on a GAAP basis

•                  Commenced 16,998 net rentable square feet of new and expansion leasing, with GAAP annualized rent of $195 per square foot

Tom Ray, CoreSite’s Chief Executive Officer, commented, “During the second quarter, we achieved solid financial results driven by strong revenue growth. We also welcomed the arrival of Jarrett Appleby as Chief Operating Officer. As an initial priority, Jarrett is accelerating our drive to reshape our go-to-market platform and sales engine to align with our targeted customer verticals. We already are seeing results from our transition to vertical alignment, with strong bookings in our Network, Cloud and System Integrator verticals. However, as anticipated, new-and-expansion bookings in Q2 were lighter than our record set in Q1 and correlate to 78% of the average stabilized rent in bookings over the prior 4 quarters. This was driven primarily by a lack of salable inventory in Chicago and lower volume in bookings larger than 3,500 square feet. We ascribe lower Q2 volume in bookings greater than 3,500 square feet to normal fluctuations in this market segment.  We have a solid sales funnel in this segment and believe we are on track to execute upon our revenue objectives for the year.”

Mr. Ray concluded, “As we move into the second half of 2012, we are seeing positive results from our recent investments in our go-to-market platform. Related to that, we continue to invest in and reshape our company to orient around our targeted customers. We are highly energized by the accelerating momentum we are seeing with our customers and in our markets. We remain focused on executing our financial and operational goals for 2012 and driving increasing returns on invested capital in 2013 and beyond.”

Financial Results

CoreSite reported FFO of $17.3 million for the three months ended June 30, 2012, an increase of 5.7% on a sequential quarter basis and a 25.2% increase over the same quarter of the prior year. On a per diluted share and unit basis, FFO was $0.37 for the three months ended June 30, 2012, as compared to $0.30 per diluted share and unit for the three months ended June 30, 2011.  Total operating revenue for the three months ended June 30, 2012, was $50.6 million, a 7.1% increase on a sequential-quarter basis and a 19.2% increase over the same quarter of the prior year.  The company reported net income for the three months ended June 30, 2012, of $1.8 million and net income attributable to common shares of $826,000, or $0.04 per diluted share.

Sales Activity

CoreSite executed new and expansion data center leases representing $4.6 million of annualized GAAP rent during the quarter, comprised of 26,290 NRSF at a weighted average GAAP rate of $177 per NRSF and a weighted average lease term of 2.8 years, reflecting the lower proportion of bookings exceeding 3,500 square feet.

During the second quarter, data center lease commencements totaled 16,998 NRSF at a weighted average GAAP rental rate of $195 per NRSF, which represents $3.3 million of annualized GAAP rent.

Renewal leases totaling 64,048 NRSF commenced in the second quarter at a weighted average GAAP rate of $99 per NRSF, reflecting a 1.0% increase in rent on a cash basis and a 9.2% increase on a GAAP basis. Included in total renewals is the renewal of a 27,918 NRSF powered shell lease at CoreSite’s 55 South Market Street building in San Jose. Excluding this transaction, the weighted-average GAAP rate on renewals was $147 per NRSF, reflecting a 4.3% increase in rent on a cash basis and a 9.6% increase on a GAAP basis. The company’s rent-retention ratio for the second quarter was 69.6%.

Development and Redevelopment Activity

During the second quarter, CoreSite completed construction on 78,856 NRSF of space in Northern Virginia, Chicago and the San Francisco Bay Area for a total cost of $39.6 million, or approximately $502 per NRSF.  The delivery of this new capacity represents a 7.1% increase in operating data center NRSF over the prior quarter, driving a correlating decline in the Company’s occupancy ratio.

At June 30, 2012, the company had 70,841 NRSF of data center space under construction. This total is comprised of 50,600 NRSF in Santa Clara, representing the final phase of construction at CoreSite’s building at 2972 Stender Way, and 20,241 NRSF in Chicago, which will add to the 29,261 NRSF the company delivered in Chicago at the end of the second quarter. Of the estimated $50.2 million required to complete the current Santa Clara and Chicago projects, the company had incurred costs of $23.9 million through June 30, 2012.

Including the space currently under construction or in preconstruction at June 30, 2012, as well as currently operating space targeted for future redevelopment, CoreSite owns land and buildings sufficient to develop or redevelop 810,036 square feet of data center space, comprised of (1) 70,841 NRSF of data center space currently under construction, (2) 393,945 NRSF of office and industrial space currently available for redevelopment, and (3) 345,250 NRSF of new data center space available for development on land that CoreSite currently owns at its Coronado-Stender business park.

Balance Sheet and Liquidity

As of June 30, 2012, CoreSite had $146.4 million of total long-term debt equal to 10.9% of total enterprise value and equal to 1.7x annualized adjusted EBITDA for the quarter ended June 30, 2012. The company has no debt maturities until 2014, assuming all extensions are available and exercised.

At quarter end, the company had $5.5 million of cash available on its balance sheet and $139.1 million of available capacity under its revolving credit facility.

Dividend

On June 15, 2012, CoreSite’s board of directors declared a dividend of $0.18 per share of common stock and common stock equivalents for the second quarter of 2012. The dividend was paid on July 16, 2012 to shareholders of record on June 29, 2012.

2012 Guidance

The company is updating its 2012 guidance of FFO per diluted share and unit to a range of $1.42 to $1.52 from its prior range of $1.38 to $1.52. This outlook is predicated on current economic conditions, internal assumptions about its customer base, and the supply and demand dynamics of the markets in which it operates. Further, the company’s guidance does not include the impact of any additional acquisitions or capital markets transactions that may become available.

Upcoming Conferences and Events

CoreSite will participate in Bank of America’s 2012 Global Real Estate Conference from September 12 through September 13 in New York, NY.

Conference Call Details

The company will host a conference call July 26th at 12:00 p.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers and 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers, or for international callers, 858-384-5517.  The passcode for the replay is 397061.  The replay will be available until August 3, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to the company’s website at www.CoreSite.com and clicking on the “Investors” tab.  The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE: COR) is a national provider of data center products and interconnection services. More than 750 customers, such as Global 1000 enterprises, communications providers, cloud and content companies, financial firms, media and entertainment, healthcare, and government agencies choose CoreSite for the confidence that comes with customer-focused data center products, service and support systems, and scalability. CoreSite’s network centric computing platform is a business catalyst, featuring the Any2 Internet exchange and network ecosystems, which include access to 225+ carriers and service providers and a growing mesh of more than 15,000 interconnections. The company features a diverse colocation offering from individual cabinets to custom cages and private suites, with 14 data center locations in nine major U.S. markets. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

+1 303.222.7276

InvestorRelations@CoreSite.com

CoreSite Media Contact

Jeannie Zaemes | CoreSite Marketing Senior Director

+1 720.446.2006 | +1 866.777.CORE

Jeannie.Zaemes@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain our status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands, except per share data)	June 30, 2012	December 31, 2011
Assets:
Investments in real estate:
Land	$84,738	$84,738
Building and building improvements	569,901	499,717
Leasehold improvements	83,534	81,057
	738,173	665,512
Less: Accumulated depreciation and amortization	(83,205)	(64,428)
Net investment in operating properties	654,968	601,084
Construction in progress	32,474	73,084
Net investments in real estate	687,442	674,168
Cash and cash equivalents	5,526	6,628
Restricted cash	8,678	9,291
Accounts and other receivables, net	8,230	6,562
Lease intangibles, net	28,253	36,643
Goodwill	41,191	41,191
Other assets	37,730	33,743
Total assets	$817,050	$808,226

Liabilities and equity:
Liabilities
Revolving credit facility	$54,750	$5,000
Mortgage loans payable	91,699	116,864
Accounts payable and accrued expenses	36,547	38,822
Deferred rent payable	4,027	3,535
Acquired below-market lease contracts, net	10,120	11,872
Prepaid rent and other liabilities	9,844	11,946
Total liabilities	206,987	188,039

Stockholders’ equity
Common stock, par value $0.01	205	204
Additional paid-in capital	259,503	256,183
Accumulated other comprehensive income (loss)	(26)	(34)
Accumulated deficit	(29,643)	(23,545)
Total stockholders’ equity	230,039	232,808
Noncontrolling interests	380,024	387,379
Total equity	610,063	620,187
Total liabilities and equity	$817,050	$808,226

Consolidated Statement of Operations

	Three Months Ended:
(in thousands, except share and per share data)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Operating revenues:
Rental revenue	$30,464	$29,493	$29,064	$27,616	$26,707
Power revenue	12,910	12,330	11,411	11,450	10,760
Tenant reimbursement	1,394	1,296	1,767	1,432	1,425
Other revenue	5,868	4,165	3,787	3,869	3,592
Total operating revenues	50,636	47,284	46,029	44,367	42,484
Operating expenses:
Property operating and maintenance	15,274	14,395	15,063	14,133	13,830
Real estate taxes and insurance	2,132	2,014	2,064	2,163	2,149
Depreciation and amortization	15,947	15,461	15,743	16,091	17,660
Sales and marketing	2,581	2,129	1,619	1,315	1,433
General and administrative	6,036	6,352	5,880	4,747	5,602
Transaction costs	161	122	—	192	683
Rent	4,691	4,577	4,588	4,601	4,600
Total operating expenses	46,822	45,050	44,957	43,242	45,957
Operating income (loss)	3,814	2,234	1,072	1,125	(3,473)
Gain on early extinguishment of debt	—	—	—	(10)	949
Interest income	5	2	2	9	40
Interest expense	(1,309)	(1,018)	(838)	(916)	(1,269)
Income (loss) before income taxes	2,510	1,218	236	208	(3,753)
Income tax (expense) benefit	(662)	125	226	55	165
Net income (loss)	1,848	1,343	462	263	(3,588)
Net income (loss) attributable to noncontrolling interests	1,022	743	283	151	(2,058)
Net income (loss) attributable to common shares	$826	$600	$179	$112	$(1,530)
Net income (loss) per share attributable to common shares:
Basic	$0.04	$0.03	$0.01	$0.01	$(0.08)
Diluted	$0.04	$0.03	$0.01	$0.01	$(0.08)
Weighted average common shares outstanding:
Basic	20,532,930	20,455,875	19,988,150	19,494,703	19,473,219
Diluted	20,914,686	20,694,855	20,082,003	19,587,961	19,473,219

Reconciliation of Net Income (Loss) to Funds From Operations (FFO)

	Three Months Ended:
(in thousands, except per share data)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Net income (loss)	$1,848	$1,343	$462	$263	$(3,588)
Adjustments:
Real estate depreciation and amortization	15,437	15,008	15,307	15,738	17,391
FFO available to common shareholders and OP unitholders	$17,285	$16,351	$15,769	$16,001	$13,803
Weighted average common shares and OP units outstanding - diluted	46,260,783	46,039,937	45,862,220	45,822,653	45,822,653
FFO per common share and OP unit - diluted	$0.37	$0.36	$0.34	$0.35	$0.30

CoreSite Realty Corporation considers FFO to be a supplemental measure of performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. The company calculates FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

The company offers this measure because management recognizes that FFO will be used by investors as a basis to compare operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of the properties, all of which have real economic effect and could materially impact financial condition and results from operations, the utility of FFO as a measure of performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund cash needs, including the ability to pay dividends or make distributions. In addition, the company’s calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently. Investors in the company’s securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three Months Ended:
(in thousands, except per share data)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Net income (loss)	$1,848	$1,343	$462	$263	$(3,588)
Adjustments:
Interest expense, net of interest income	1,304	1,016	836	907	1,229
Income taxes	662	(125)	(226)	(55)	(165)
Depreciation and amortization	15,947	15,461	15,743	16,091	17,660
EBITDA	$19,761	$17,695	$16,815	$17,206	$15,136
Non-cash compensation	1,779	747	693	879	889
Gain on early extinguishment of debt	—	—	—	10	(949)
Transaction costs / litigation settlement expenses	161	1,572	—	192	683
Adjusted EBITDA	$21,701	$20,014	$17,508	$18,287	$15,759

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The company calculates adjusted EBITDA by adding non-cash compensation expense and transaction costs to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of the company’s ability to incur and service debt. In addition, management considers EBITDA and adjusted EBITDA to be appropriate supplemental measures of the company’s performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.